EXHIBIT F


                       (Letterhead of Steven R. Sullivan)



                                                               December 12, 2002


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549


         RE: UNION ELECTRIC COMPANY - APPLICATION/DECLARATION ON FORM U-1 (FILE NO. 70-10089)

Dear Sirs:

         I refer to the Form U-1 Application/Declaration (the "Application") under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Union Electric Company (d/b/a AmerenUE) ("AmerenUE"), a public-utility subsidiary of Ameren Corporation, a registered holding company. In the Application, AmerenUE is seeking authorization pursuant to Section 12(d) of the Act and Rule 44 thereunder to sell certain generating facilities and associated facilities (the "Project") to the City of Bowling Green, Missouri for an amount not to exceed $125 million (the "Transaction"). I have acted as counsel for AmerenUE in connection with the Application.

         In connection with the opinions given herein, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering the opinions given herein. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies. In giving the opinions below, I have assumed that the Commission will issue an order granting the request made in the Application.

         Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that:

         1. All state laws applicable to the Transaction will have been complied with; and


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Securities and Exchange Commission
December 12, 2002
Page 2


         2. The Transaction will not violate the legal rights of the holders of any securities issued by AmerenUE or any of its associate companies.

         The opinions expressed herein are limited to the laws of the State of Missouri. To the extent that any of the opinions expressed herein is based upon the laws of another State, I will obtain and rely upon opinions of other counsel qualified to practice in such jurisdictions, in form satisfactory to me, as I may deem appropriate. I hereby consent to the use of this opinion in connection with the Application. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person.


                                            Sincerely,



                                            /s/ Steven R. Sullivan
                                            ------------------------------------
                                            Vice President Regulatory Policy,
                                            General Counsel and Secretary